Exhibit 11

                                CenturyTel, Inc.
                       COMPUTATIONS OF EARNINGS PER SHARE
                                   (UNAUDITED)
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                                                                                    Three months
                                                                                    ended March 31,
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                                                                          2005                         2004
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                                                                         (Dollars, except per share amounts,
                                                                               and shares in thousands)
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Income (Numerator):
Net income                                                        $      79,616                      83,279
Dividends applicable to preferred stock                                    (100)                       (100)
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Net income applicable to common stock                                    79,516                      83,179
Interest on convertible debentures, net of tax                            1,207                       1,205
Dividends applicable to preferred stock                                     100                         100
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Net income as adjusted for purposes of
  computing diluted earnings per share                            $      80,823                      84,484
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Shares (Denominator):
Weighted average number of shares:
     Outstanding during period                                          132,183                     142,624
     Employee Stock Ownership Plan shares not
       committed to be released                                               -                         (39)
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Number of shares for computing basic earnings per share                 132,183                     142,585

Incremental common shares attributable to dilutive securities:
     Shares issuable under convertible securities                         4,514                       4,514
     Shares issuable under stock option plan                                472                         327
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Number of shares as adjusted for purposes of computing
  diluted earnings per share                                            137,169                     147,426
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Basic earnings per share                                          $         .60                         .58
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Diluted earnings per share                                        $         .59                         .57
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